November 21, 2016
Board of Directors
Palo Alto Networks, Inc.

Ladies and Gentlemen:
Note 1 of Notes to the Condensed Consolidated Financial Statements of Palo Alto Networks, Inc. included in its Form 10-Q for the quarter ended October 31, 2016 describes a change in the method of accounting for sales commissions that are incremental and directly related to non-cancelable customer sales contracts from recording an expense when incurred, to deferral and amortization of the sales commissions over the term of such contract in proportion to revenue. Prior to this change in accounting policy, commission costs were expensed in the period in which they were incurred. There is no authoritative criteria for determining a “preferable” sales commissions expense recognition method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board of any financial statements of the Company as of any date or for any period subsequent to July 31, 2016, and therefore we do not express any opinion on any financial statements of Palo Alto Networks, Inc. subsequent to that date.

Very truly yours,
Ernst & Young LLP
San Jose, California